Delaware

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I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “CLINIGENCE HOLDINGS, INC.”, CHANGING ITS NAME FROM "CLINIGENCE HOLDINGS, INC." TO "NUTEX HEALTH INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF APRIL, A.D. 2022, AT 12:25 O`CLOCK P.M.

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AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLINIGENCE HOLDINGS, INC.

Clinigence Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that:

1. The name of this Corporation is Clinigence Holdings, Inc. and this Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on April 13, 2000 under the name "Big Vault.com, Inc.".

2. This Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

3. This Amended and Restated Certificate of lncorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on the 1st day of April, 2022.

By: /s/ Warren Hosseinion

Warren Hosseinion, President

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EXHIBIT A

(See attached.)

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AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NUTEX HEALTH INC.

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FIRST: The name of the corporation is Nutex Health Inc. (hereinafter called the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle 19808. The name of the Corporation's registered agent at such address is Corporation Service Company.

THIRD: The nature of the Business and of the purposes to be conducted or promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Nine Hundred Million (900,000,000) shares of Common Stock, $.001 par value per share.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived any improper personal benefit.

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